EXHIBIT 10(l)

Solutia Inc. 575 Maryville Centre Drive P.O. Box 66760

Jeffry N. Quinn	St. Louis, MO 63166-6760
Chairman, President and Chief Executive Officer	Tel 314-674-2126
E-mail jnquin@solutia.com
February 25, 2009
Mr. Paul J. Berra III
12513 Arbour Knoll Place
St. Louis, Missouri 63128
Dear Paul:
You are currently a participant in the Executive Separation Pay Plan (the “Plan”) that provides you with certain benefits in the event your employment with Solutia Inc. is terminated involuntarily through no fault of your own. At the February 18, 2009 Executive Compensation and Development Committee (the “ECDC”) meeting, the ECDC approved a modification to the severance benefits under the Plan provided that your employment was terminated either involuntarily or as a result of a Change in Control as those terms are defined within the Plan. This letter shall serve to confirm those modifications.
Involuntary Termination
In the event of an involuntarily termination not related to a Change in Control, you will receive a lump sum payment (less required withholding) equal to 100% of your annual base salary on the date of termination, plus the average annual bonus paid to you over the prior three calendar years immediately preceding your date of termination.
Termination as a result of a Change In Control
In the event of an involuntary termination within twelve months of a Change in Control, you will receive a lump sum payment (less required withholding) equal to 200% of your annual base salary on the date of termination, plus the average annual bonus paid to you over the prior three calendar years immediately preceding your date of termination.

With the exception of the forgoing, all other terms and conditions of the Plan shall remain the same.

SOLTUIA INC.
By:	/s/ Jeffry N. Quinn
Jeffry N. Quinn
Chairman of the Board, President & Chief Executive Officer